Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Verrica Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-226153, 333-231265, 333-237174, 333-255919, 333-264784 and 333-271747) on Form S-8 and (No. 333-268229) on Form S-3 of our report dated February 29, 2024, with respect to the financial statements of Verrica Pharmaceuticals Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 29, 2024